Exhibit 10.9
AMENDED AND RESTATED
EQUITY PLEDGE AGREEMENT
BY AND BETWEEN
BEIJING DANGDANG INFORMATION TECHNOLOGY CO., LTD.
AS PLEDGEE
AND
PEGGY YU YU AND GUOQING LI
AS PLEDGORS
July 23, 2010

AMENDED AND RESTATED
EQUITY PLEDGE AGREEMENT
THIS AMENDED AND RESTATED EQUITY PLEDGE AGREEMENT (this “Agreement”), is entered into as of the 23rd day of July 2010 in Beijing, the PRC by and between the following parties:
Pledgee:              Beijing Dangdang Information Technology Co., Ltd. formerly known as Beijing Kewen Shuye Information Technology Co., Ltd. before August 2008

Address:	Room D102C, Building No.6, Court No.17, Houyongkang Hutong, Dongcheng District, Beijing,
the PRC

Pledgor:	Peggy Yu Yu
ID No.: 110108196505105422

Guoqing Li
ID No.: 110104641001005
(Peggy Yu Yu and Guoqing Li collectively the “Pledgors”)
WHEREAS
(1)	The Pledgors, for the benefit of the current business and commercial operation of the Pledgee, established Beijing Dangdang Kewen E-commerce Co., Ltd. (“Dangdang Kewen”) on August 24, 2004, in which each of Peggy Yu Yu and Guoqing Li holds a 50% equity interest.

(2)	The Pledgee is a wholly foreign-owned enterprise registered in Beijing, the PRC, a wholly owned subsidiary of E-Commerce China Dangdang Inc.

(3)	For the benefit of the current business and commercial operation of the Pledgee and of the establishment and development of Dangdang Kewen, the Pledgee makes loans from time to time to the Pledgors. As of the 19th day of June 2006, the Pledgee and the Pledgors entered into a loan agreement (hereinafter referred to as the “Loan Agreement”) under which, the Pledgee has made loans to the Pledgors with an amount of Renminbi two million (RMB 2,000,000), and will make additional loans to the Pledgors corresponding to the business development of Dangdang Kewen (the “Loan”). As of the date hereof, the Loan is in an aggregate amount of Renminbi two million (RMB 2,000,000). As of the date hereof, the Pledgee and the Pledgors have entered into an amended and restated loan agreement (hereinafter the “Amended and Restated Loan Agreement”).

(4)	The Pledgee and the Pledgors entered into an exclusive call option agreement dated as of the 23rd day of December 2004 (hereinafter the “Option Agreement”), and have entered into an amended and restated exclusive call option agreement as of the date hereof (hereinafter the “Amended and Restated Option Agreement”). The Pledgee and Dangdang Kewen entered into an exclusive technical support service agreement dated as of the 25th day of May 2006 (hereinafter the “Exclusive Technical Support Service Agreement”), and have entered into an amended and restated exclusive technical support service agreement as of the date hereof (hereinafter the “Amended and Restated Exclusive Technical Support Service Agreement”).

(5)	The Pledgee shall appoint all personnel in operating Dangdang Kewen and assume management responsibilities of Dangdang.Kewen

(6)	In order to secure the repayment of the Loan by the Pledgors and the performance of all the obligations by Dangdang Kewen and the Pledgors under the abovementioned Exclusive Technical Support Service Agreement, Amended and Restated Exclusive Technical Support Service Agreement, Option Agreement and Amended and Restated Option Agreement (collectively, the “Agreement Obligations”), the Pledgors assign, convey to the Pledgee, for its benefit, a pledge over and security interest in all of their respective equity interest in Dangdang Kewen as a security of Secured Indebtedness including the Loan and the Agreement Obligations.

(7)	The Pledgee and the Pledgors entered into an equity pledge agreement dated as of the 23rd day of December 2004 (hereinafter the “Equity Pledge Agreement”), and agree to amend and restate the Equity Pledge Agreement to read as set forth herein.
THE PLEDGORS AND THE PLEDGEE THEREFORE AGREE AS FOLLOWS:
ARTICLE 1: DEFINITIONS
Unless otherwise provided for in this Agreement, the following terms shall have the following meanings:
1.1	“Pledge” means the full content of Article 2 hereunder.

1.2	“Equity” means the equity interest in Dangdang Kewen held respectively by the Pledgors. In order to avoid any indoubtness, the Equity hereof refers to all equity interest in Dangdang Kewen held respectively by the Pledgors at any time, including any increase of or other changes to the equity interest in Dangdang Kewen held respectively by the Pledgors after the date hereof, such equity interest as increased or changed shall be deemed to constitute Equity in Pledge under this Agreement.
1.3	“Term of Pledge” means the period provided under Article 3.2 herein.

1.4	“Event of Default” means any event set forth in Article 7 herein.

1.5	“Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

1.6	“Option” means the exclusive call option granted by the Pledgors to the Pledgee under the Option Agreement and the Amended and Restated Option Agreement in favor of the Pledgee to purchase the Equity.

1.7	“The PRC” means the People’s Republic of China.

1.8	“Secured Indebtedness” means all the obligations of the Pledgors under each of the Loan Agreement and the Amended and Restated Loan Agreement among the Pledgors and the Pledgee, the obligations of Dangdang Kewen under each of the Exclusive Technical Support Service Agreement and the Amended and Restated Exclusive Technical Support Service Agreement between Dangdang Kewen and the Pledgee, and the obligations of the Pledgors under each of the Option Agreement and the Amended and Restated Option Agreement among the Pledgors and the Pledgee, including but not limited to the repayment of the Loan, liquidated damages, compensations and other expenses incurred by the Pledgee in connection with enforcement of Pledge.

1.9	Except as otherwise stated in the context herein, all references herein to this Agreement or any other agreements or documents shall be interpreted as to refer to the amendments, changes, replacements or supplements already made or to be made from time to time, to or of this Agreement or, as the case may be, such other agreements or documents.
ARTICLE 2: PLEDGE
2.1	The Pledgors assign, convey to the Pledgee, for its benefit, a pledge over and security interest in all of their respective Equity in Dangdang Kewen to secure all and any Secured Indebtedness.

2.2	In order to avoid any indoubtness, despite of any repayment or extinguishment of part of the Secured Indebtedness, the Equity shall remain in pledge as a security of the remaining part of the Secured Indebtedness in accordance with the provisions of this Agreement.

2.3	Within the term of this Agreement, in case that the Pledgee exercise the Option and therefore obtains all or part of the Equity, the Pledge over that part of Equityshall be extinguished in proportion as of the execution date of the Equity transfer and the Equity pledged by the Pledgors shall be reduced in the same proportion. The Pledgee and the Pledgors shall effect the registration, or registration or record amendments, as set forth in Article 4.2 hereunder, with the competent administration for industry and commerce.
ARTICLE 3: THE EFFECTIVENESS AND TERM OF PLEDGE
3.1	The effectiveness of this Agreement

This Agreement shall become effective upon the execution by the respective duly authorized representatives of the Pledgee and the Pledgors and supersede the Equity Pledge Agreement upon its taking effect.

3.2	The term of Pledge

The term of Pledge is equal to the term of the Amended and Restated Option Agreement.
ARTICLE 4: POSSESSION OF PLEDGE DOCUMENTS
4.1	During the term of Pledge under this Agreement, the Pledgors shall deliver the physical certificates of capital contribution and the register of shareholders of Dangdang Kewen to the Pledgee within one (1) week as of the date of execution of this Agreement.

4.2	The Pledgors and the Pledgee hereby agree to effect the registration or record of Pledge herein with the competent administration for industry and commerce at the earliest practicable date (in any event no later than twenty (20) days after the date hereof). After the completion of such Pledge registration, in case of any changes with respect to the Equity held respectively by the Pledgors resulting from any changes to the registered capital or shareholding structure of Dangdang Kewen, the Pledgors and the Pledgee shall effect registration or record amendments of Pledge with the competent administration for industry and commerce within twenty (20) days after the completion of the registration of the abovementioned Equity changes.

4.3	No dividend shall be distributed in respect of the Equity in Pledge during the term of Pledge.
ARTICLE 5: REPRESENTATIONS AND WARRANTIES
5.1	The Pledgee and the Pledgors represent and warrant to each other that:

5.1.1	it has the full power and authority to enter into this Agreement;

5.1.2	its signing of this Agreement or performance of any of its obligations hereunder does not violate any laws, regulations and contracts to which it is bound, or require any government authorization or approval;

5.1.3	there is no lawsuit, arbitration or other legal or government procedures pending which, based on its knowledge, shall materially and adversely affect this Agreement and the performance thereof;

5.1.4	it has disclosed to other Parties all documents issued by any government department that might cause a material adverse effect on the performance of its obligations under this Agreement; and

5.1.5	in any event, the liabilities of the Pledgors to each of Dangdang Kewen and Pledgee are limited to the Equity as held respectively by the Pledgors.
5.2	The Pledgors represent and warrant to the Pledgee that:
5.2.1	The Pledgors are the legal owners of the Equity. The Pledgors will not pledge or encumber the Equity to any other person except for the Pledgee.

5.2.2	The Pledgee shall not be interfered by any other party at any time once the Pledgee obtains the right to exercise the rights of the Pledge in accordance with this Agreement.

5.2.3	The Pledgee shall be entitled to dispose of and transfer or assign the Pledge in accordance with this Agreement.
ARTICLE 6: COVENANTS AND UNDERTAKINGS
6.1	The Pledgors jointly and severally covenant and undertake to the Pledgee that:
6.1.1	During the term of this Agreement, the Pledgors covenant to the Pledgee for the benefit of the Pledgee that the Pledgors shall:
(1)	not transfer or assign the Equity, create or permit to create any pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent of the Pledgee except for the equity transfer caused by the execution of the Option by the Pledgee;

(2)	comply with laws and regulations with respect to the pledge of rights;

(3)	notify the Pledgee in a timely manner of any events or any notices received which may affect the Equity or any part of their rights, and any events or any notices received which may affect the Pledgors’ covenant and obligations under this Agreement or which may affect the Pledgors’ performance of their obligations under this Agreement.
6.1.2	The Pledgors agree that the right of exercising the Pledge obtained by the Pledgee shall not be suspended or hampered through legal procedure by the Pledgors or any successors of the Pledgors or any person authorized by the Pledgors or any other person.

6.1.3	Where an exercise by the Pledgee of the Pledge in accordance with Article 8 hereof will result in an equity transfer, the Pledgors hereby undertake severally and/or jointly that they waive the right of first refusal they are entitled to with respect to the Equity transferred.

6.1.4	The Pledgors warrant to the Pledgee that in order to protect or perfect the security over the repayment of the Loan, the Pledgors shall execute in good faith and cause other parties who have interests in the Pledge to execute all the title certificates, contracts, and/or perform and cause other parties who have interests to take action as required by the Pledgee and facilitate any exercise of rights and authorization vested in the Pledgee under this Agreement, and execute all documents with respect to amending certificates of equity interests with the Pledgee or any person designed by the Pledgee, and provide all notices, orders and decisions regarded as necessary by the Pledgee to the Pledgee within a reasonable time period.

6.1.5	Any distribution, including but not limited to any loans, received by the Pledgors as shareholders of Kewen Dangdang shall be fully remitted to the Pledgee immediately.
6.2	The Pledgee covenants and undertakes to the Pledgors that:
6.2.1	The Pledgee shall strictly comply with applicable PRC laws and ensure that the management and operation of the Pledgee and Dangdang Kewen shall not violate the regulations and requirements as set forth by the authorities of administration for commerce and industry, tax, telecommunication, culture, press and publication, quality and technology supervision, labor protection, social security and other governmental authorities.
6.2.2	The Pledgee shall hold harmless the Pledgors against any fines, damages, losses, liabilities, claims and expenses as well as any related litigations, arbitrations or other legal or administrative proceedings as a result of business operation by the Pledgee and Dangdang Kewen and the Pledgee further warrants to the Pledgors that it shall indemnify the Pledgors against any fines, damages, losses, liabilities, claims and expenses incurred as a result of business operation by the Pledgee and Dangdang Kewen and bear all expenses in such indemnification efforts.

6.2.3	The Pledgee shall provide necessary financial support to Dangdang Kewen to fund any losses incurred by Dangdang Kewen during the term of Pledge and shall not request for any repayment if Dangdang Kewen is unable to do so.
ARTICLE 7: EVENT OF DEFAULT
7.1	The following events shall be regarded as an event of default:
7.1.1	The Pledgors or Dangdang Kewen fail(s) to fully perform any of the Secured Indebtedness in time under the Loan Agreement, the Amended and Restated Loan Agreement, the Exclusive Technical Support Service Agreement, the Amended and Restated Exclusive Technical Support Service Agreement, the Option Agreement or the Amended and Restated Option Agreement;

7.1.2	The Pledgors make any material misleading or fraudulent representations or warranties under Article 5 herein, and/or the Pledgors are in violation of any warranties under Article 5 herein;

7.1.3	The Pledgors violate the covenants under Article 6 herein;

7.1.4	The Pledgors violate any terms and conditions herein;

7.1.5	The Pledgors’ external loan, security, compensation, covenants or any other compensation liabilities (1) are required to be repaid or performed prior to the scheduled due date; or (2) are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to deem that the Pledgors’ capacity to perform the obligations herein has deteriorated;

7.1.6	The Pledgors are incapable of repaying general debts or other debts;

7.1.7	This Agreement becomes illegal for the reason of the promulgation of the related laws or the Pledgors’ incapability of continuing to perform the obligations herein;

7.1.8	Any approval, permits, licenses or authorization from the competent authority of the government needed to perform this Agreement or validate this Agreement are withdrawn, suspended, invalidated or materially amended;

7.1.9	The properties of the Pledgors are adversely changed which cause the Pledgee to deem that the capability of the Pledgors of performing the obligations herein has been impacted;

7.1.10	The Pledgors default for the reason of violation of the obligations of act or omission under other terms herein; or

7.1.11	Other circumstances whereby the Pledgors are incapable of exercising the right to dispose of the Pledge in accordance with the related laws.
7.2	The Pledgors shall give written notice to the Pledgee if the Pledgors are aware of or find out that any event under Article 7.1 herein or any events that may result in the foregoing events have happened.

7.3	Unless an event of default under Article 7.1 herein is solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default occurs or thereafter, may give written notice of default to the Pledgors and require the Pledgors to immediately make full repayment of the Loan or dispose of the Pledge in accordance with Article 8 herein.
ARTICLE 8: EXERCISE OF THE RIGHT OF THE PLEDGE
8.1	The Pledgee shall give notice of default to the Pledgors when the Pledgee exercises the right of Pledge for reason of default by the Pledgors.

8.2	Subject to Article 7.3, the Pledgee may exercise the right to dispose of the right of Pledge at any time when the Pledgee give notice of default in accordance with Article 7.3 or thereafter.

8.3	The Pledgee is entitled to transfer or assign full or a portion of the Equity herein in accordance with legal procedure until the Loan is fully repaid.

8.4	The Pledgors shall not hinder the Pledgee from disposing of the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee can realize the Pledge.
ARTICLE 9: TRANSFER OR ASSIGNMENT
9.1	The Pledgors shall not donate or transfer his rights and obligations herein without prior written consent of the Pledgee.

9.2	This Agreement shall be valid and binding upon the successors of each of the Pledgors and the Pledgee and third parties as designated by the Pledgee.

9.3	After the Pledgee is changed for the reason of the transfer or assignment, the parties to the changed pledge shall reexecute a pledge contract.
ARTICLE 10: TERMINATION
This Agreement shall not be terminated until the full execution of the Option by the Pledgee and thereafter the Pledgee shall revoke or terminate this Agreement within the earliest reasonably possible time period.
ARTICLE 11: FEES AND OTHER EXPENDITURE
The Pledgee shall be responsible for all the fees and other expenditure in relation to this Agreement, including but not limited to legal fees, costs, stamp tax and any other taxes and charges. If the Pledgors shall pay any fees and other expenditure in accordance with the laws or the relevant contracts, the Pledgee shall fully reimburse such fees and other expenditure paid by the Pledgors.
ARTICLE 12: FORTH MAJEURE
12.1	The event of force majeure refers to any event that the Pledgors and the Pledgee cannot reasonably foresee at the time of conclusion of this Agreement, and the consequences of which are neither avoidable nor controllable, including without limitation, any action or inaction by the government or the armed forces, natural phenomena, earthquake, fire, water flood, riot or war.

12.2	Neither the Pledgors nor the Pledgee to this Agreement shall be liable for its incapability of performing the whole or part of the obligations of this Agreement if such incapability of performance is attributable to an event of force majeure. However, the party that is affected by the event of force majeure and consequently incapable of performance shall notify the other party in writing the reason for such liability exemption within ten (10) days upon the occurrence of such event. Furthermore, the affected party shall make reasonable efforts to eliminate the impact of the event of force majeure.

ARTICLE 13: GOVERNING LAW AND DISPUTE SETTLEMENT
13.1	The conclusion, validity, interpretation, performance and the dispute resolution of this Agreement shall be governed by the laws of PRC.

13.2	Any disputes arising from or relating to this Agreement shall be resolved through consultation by the Pledgors and the Pledgee. In case of a failure to reach an agreement through consultations within thirty (30) days of their occurrence, each of the Pledgors and the Pledgee can submit the disputes to China International Economics and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon both the Pledgors and the Pledgee.
ARTICLE 14: NOTICE
14.1	Unless otherwise designated in advance by the other party, any notices or other correspondences among the Parties in connection with the performance of this Agreement shall be delivered in person, by express mall, e-mail, facsimile or registered mail to the following correspondence addresses and fax numbers:

Pledgee	Beijing Dangdang Information Technology Co., Ltd.
Address	Floor 4, Sanli Plaza, No. 208 An Ding Men Wai Avenue, Dongcheng District, Beijing, the PRC
ZiP code	100011
Telephone	8610-51234462
Facsimile	8610-64218783
Contact Person	Jing Gui
E-mail	guijing@dangdang.com

Pledgor	PeggyYu Yu
Address	Floor 4, C Building, No.5 Plaza, No. 7 Chaoyang Men North Great Avenue, Dongcheng District, Beijing , the PRC
Zip code	100010
Telephone	8610-84191688
Facsimile	8610-84191685
E-mail	yuyu@dangdang.com

Guoqing Li
Address	Floor 4, C Building, No.5 Plaza, No. 7 Chaoyang Men North Great Avenue, Dongcheng District, Beijing , the

PRC
Zip code	100010
Telephone	8610-84191688
Facsimile	8610-84191685
E-mail	liguoqing@dangdang.com
14.2	Notices and correspondences shall be deemed to have been effectively delivered:
14.2.1	at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

14.2.2	on the date that the receiving party signs for the document, if delivered in person (including express mail);

14.2.3	on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

14.2.4	on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.
ARTICLE 15: VERSION
15.1	This Agreement and any amendments, modification, supplements, additions or changes hereto shall be in writing and come into effect upon being executed and sealed by the Pledgors and the Pledgee hereto.

15.2	This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement shall be executed in five (5) originals with one (1) original each for the Pledgors and the Pledgee. Other originals of this Agreement shall be used in relation to conducting necessary registration procedures.
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[EXECUTION PAGE]
IN WITNESS WHEREOF, the Pledgee and the Pledgors or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.
SIGNED by /s/ Guoqing Li
For and on behalf of
Pledgee: Beijing Dangdang Information Technology Co., Ltd. (Company chop)
Pledgor:
/s/ Peggy Yu Yu
Name: PeggyYu Yu
/s/ Guoqing Li
Name: Guoqing Li